Exhibit 15


                           Accountants' Acknowledgment


The Owners of
Bottling Group, LLC:

The Board of Directors and Shareholders
The Pepsi Bottling Group, Inc.:

With respect to the registration statement listed below, we acknowledge our awareness of the use therein of our reports dated April 13, 2004 related to our reviews of Bottling Group, LLC and The Pepsi Bottling Group, Inc. interim financial information.

o      Form S-3 dated August 26, 2003              (File No. 333-108225)

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an accountant, or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                                               /s/ KPMG LLP

New York, New York
April 28, 2004